Exhibit 99.1
DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(unaudited)(in thousands)

	2017
	Q4	FY 2017
NET EARNINGS
Segment Earnings:
Engineered Systems	$214,407	$604,484
Fluids	106,941	368,630
Refrigeration & Food Equipment	29,018	193,822
Total segments	350,366	1,166,936
Corporate expense / other	51,721	154,664
Interest expense	36,363	144,948
Interest income	(1,822)	(8,491)
Earnings before (benefit) provision for income taxes	264,104	875,815
(Benefit) provision for income taxes *	(25,541)	129,152
Earnings from continuing operations *	289,645	746,663
Earnings from discontinued operations, net *	6,803	65,002
Net earnings	$296,448	$811,665

* The Company reclassified $53.2 million of income tax benefit related to the revaluing of December 31, 2017 deferred taxes, in accordance with ASC 740-10-45-15, from earnings from discontinued operations, net to (benefit) provision for income taxes related to continuing operations.

DOVER CORPORATION
QUARTERLY EARNINGS PER SHARE
(unaudited)(in thousands, except per share data**)

Earnings Per Share
	2017
	Q4	FY 2017
Basic earnings per common share:
Continuing operations *	$1.86	$4.80
Discontinued operations *	0.04	0.42
Net earnings	$1.90	$5.21

Diluted earnings per common share:
Continuing operations *	$1.83	$4.73
Discontinued operations *	0.04	0.41
Net earnings	$1.88	$5.15

Net earnings and weighted average shares used in calculated earnings per share amounts are as follows:
Net earnings:
Continuing operations *	$289,645	$746,663
Discontinued operations *	6,803	65,002
Net earnings	$296,448	$811,665

Weighted average shares outstanding:
Basic	155,734	155,685
Diluted	158,013	157,744

* The Company reclassified $53.2 million of income tax benefit related to the revaluing of December 31, 2017 deferred taxes, in accordance with ASC 740-10-45-15, from earnings from discontinued operations, net to (benefit) provision for income taxes related to continuing operations.

** Per share data may be impacted by rounding.

Non-GAAP Reconciliations

Adjusted Earnings Per Share (Non-GAAP)
Earnings from continuing operations are adjusted by the effect of acquisition-related amortization, the Tax Cuts and Jobs Act, gains on disposition of businesses, disposition costs, rightsizing and other costs and a product recall reserve reversal to derive adjusted earnings from continuing operations and adjusted diluted earnings per common share as follows:

	2017
	Q4	FY 2017
Adjusted earnings:
Earnings from continuing operations *	$289,645	$746,663
Acquisition-related amortization, pre-tax [1]	37,108	151,277
Acquisition-related amortization, tax impact [2]	(11,906)	(48,881)
Tax Cuts and Jobs Act [3] *	(54,908)	(54,908)
Gain on dispositions, pre-tax [4]	(116,932)	(205,334)
Gain on dispositions, tax impact [2]	6,071	32,753
Disposition costs, pre-tax [5]	1,931	5,245
Disposition costs, tax impact [2]	(1,051)	(2,015)
Rightsizing and other costs, pre-tax [6]	49,379	49,379
Rightsizing and other costs, tax impact [2]	(14,746)	(14,746)
Product recall reversal, pre-tax	(7,200)	(7,200)
Product recall reversal, tax impact [2]	2,614	2,614
Adjusted earnings from continuing operations	$180,005	$654,847

Adjusted diluted earnings per common share**:
Diluted earnings per share from continuing operations *	$1.83	$4.73
Acquisition-related amortization, pre-tax [1]	0.23	0.96
Acquisition-related amortization, tax impact [2]	(0.08)	(0.31)
Tax Cuts and Jobs Act [3] *	(0.35)	(0.35)
Gain on dispositions, pre-tax [4]	(0.74)	(1.30)
Gain on dispositions, tax impact [2]	0.04	0.21
Disposition costs, pre-tax [5]	0.01	0.03
Disposition costs, tax impact [2]	(0.01)	(0.02)
Rightsizing and other costs, pre-tax [6]	0.31	0.31
Rightsizing and other costs, tax impact [2]	(0.09)	(0.09)
Product recall reversal, pre-tax	(0.05)	(0.05)
Product recall reversal, tax impact [2]	0.02	0.02
Adjusted diluted earnings per share from continuing operations	$1.14	$4.15

[1] Includes amortization on acquisition-related intangible assets and inventory step-up.
[2] Adjustments were tax effected using the statutory tax rates in the applicable jurisdictions or the effective tax rate, where applicable, for each period.
[3] Tax impact primarily related to the enactment of the Tax Cuts and Jobs Act. This benefit also includes decreases in statutory tax rates of foreign jurisdictions.
[4] Includes a gain from the sale of Warn Industries, Inc. in the fourth quarter of 2017.
[5] Disposition costs include costs related to the sale of Warn Industries, Inc. in the fourth quarter of 2017.
[6] Rightsizing and other costs include actions taken on employee reductions, facility consolidations and site closures and product line divestitures and exits.
* The Company reclassified $53.2 million of income tax benefit related to the revaluing of December 31, 2017 deferred taxes, in accordance with ASC 740-10-45-15, from earnings from discontinued operations, net to (benefit) provision for income taxes related to continuing operations.

** Per share data and totals may be impacted by rounding.

Non-GAAP Disclosures

In an effort to provide investors with additional information regarding our results as determined by GAAP, Management also discloses non-GAAP information that Management believes provides useful information to investors. Adjusted net earnings and adjusted diluted earnings per common share are not financial measures under GAAP and should not be considered as a substitute for net earnings and diluted earnings per common share as determined in accordance with GAAP, and they may not be comparable to similarly titled measures reported by other companies.

Adjusted earnings from continuing operations represents earnings from continuing operations adjusted for the effect of acquisition-related amortization, the Tax Cuts and Jobs Act, gains on disposition of businesses, disposition costs, rightsizing and other costs and a product recall reserve reversal. We exclude after-tax acquisition-related amortization because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions the Company consummates. We exclude the other items because they occur for reasons that may be unrelated to the Company's commercial performance during the period and/or Management believes they are not indicative of the Company's ongoing operating costs or gains in a given period. Management believes this information is useful to investors to better understand the Company’s ongoing profitability as it will better reflect the Company's core operating results, offer more transparency and facilitate easier comparability to prior and future periods and to its peers. Adjusted diluted earnings per common share represents adjusted net earnings divided by average diluted shares.